EX-99.d.5.i

INVESTMENT SUBADVISORY
EXTENSION OF FEE SCHEDULE AGREEMENT

THIS INVESTMENT SUBADVISORY EXTENSION OF FEE SCHEDULE AGREEMENT, effective as of April 30, 2021, (the “Agreement”) is made by and among Delaware Management Company, a series of Macquarie Investment Management Business Trust, a Delaware statutory trust, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Adviser"), and Pictet Asset Management Limited, a United Kingdom Corporation (the "Sub-Adviser"), registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and authorized and regulated with the Financial Conduct Authority ("FCA") in the United Kingdom, whose registered office is at Moor House – Level 11, 120 London Wall, EC2Y 5ET London, and Pictet Asset Management (Singapore) PTE Ltd ("PAM-PTE").

WHEREAS, Adviser and Sub-Adviser and PAM-PTE entered into an Investment Sub-Advisory Agreement dated April 30, 2021 ("Sub-Advisory Agreement") to set forth their respective rights and obligations with respect to the provision by Sub-Adviser of certain sub-advisory services in connection with the Adviser’s investment advisory activities on behalf of the Ivy Pictet Emerging Markets Local Currency Debt Fund (“Fund”); and

WHEREAS, in consideration for the sub-advisory services rendered by the Sub-Adviser under the Sub-Advisory Agreement, Adviser pays Sub-Adviser compensation based on the value of the average net assets of the Fund ("sub-advisory fee"); and

WHEREAS, the parties desire to reduce the sub-advisory fee as set forth herein;

NOW THEREFORE, the parties hereto agree to extend the reduced fee schedule as follows:

1.	Investment Subadvisory Fee Waiver.

The amount of the sub-advisory fee, computed and paid pursuant to Section 4 and Schedule A of the Sub-Advisory Agreement, shall be as follows:

Net Portfolio Assets	Fee
Up to $1 billion	0.400%
Over $1 billion and up to $2 billion	0.385%
Over $2 billion and up to $5 billion	0.370%
Over $5 billion and up to $10 billion	0.360%
In excess of $10 billion	0.345%

The sub-advisory fee listed above is the total amount paid by the Adviser to Sub-Adviser.

2.	Termination. This Agreement shall terminate upon the earlier of: (i) the termination of the Investment Management Agreement between the Adviser and the Fund; (ii) the termination of the Sub-Advisory Agreement; or (iii) January 31, 2022. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior subadvisory fee reduction agreement or extension of fee schedule agreement between the Adviser and the Sub-Adviser with regards to the Fund.

3.	Miscellaneous.

3.1 Captions. The captions of this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2 Interpretation. Nothing contained herein shall be deemed to require the Board of Trustees of Ivy Funds (“Trust”) or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the business management and investment advisory fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Sub-Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Sub-Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers on April 30, 2021.

DELAWARE MANAGEMENT COMPANY

By:	/s/ Roger A. Early
Name:	Roger Early
Title:	Executive Vice President

PICTET ASSET MANAGEMENT LIMITED

By:	/s/ Nian Lala	/s/ Marc Tonnerre
Name:	Nian Lala	Marc Tonnerre
Title:	Head of Legal	Senior Compliance Manager
Pictet Asset Management Ltd

PICTET ASSET MANAGEMENT (Singapore) PTE Ltd.

By:	/s/ Shin Lee	/s/ Melaine Tan
Name:	Shin Lee	Head of Compliance
Title:	Director	Singapore